Exhibit 2.1

AMENDMENT NUMBER TWO TO AGREEMENT AND PLAN OF MERGERS

This Amendment Number Two (this “Amendment”) to the Agreement and Plan of Mergers, dated as of May 22, 2019 (the “Merger Agreement”), by and among Natura Cosméticos S.A., a Brazilian corporation (sociedade anônima) (“Parent”), Avon Products, Inc., a New York corporation (the “Company”), Nectarine Merger Sub I, Inc., a Delaware corporation and wholly owned direct subsidiary of HoldCo (“Merger Sub I”), Nectarine Merger Sub II, Inc., a Delaware corporation and wholly owned direct subsidiary of Merger Sub I (“Merger Sub II”), and Natura &Co Holding S.A., a Brazilian corporation (sociedade anônima) (“HoldCo”), is made as of November 5, 2019.  Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Merger Agreement.

RECITALS

WHEREAS, Parent, the Company, Merger Sub I, Merger Sub II and HoldCo entered into the Merger Agreement on May 22, 2019;

WHEREAS, on October 3, 2019, Parent, the Company, Merger Sub I, Merger Sub II and HoldCo entered into that certain Amendment Number One to the Merger Agreement (the “First Amendment”);

WHEREAS, Section 11.03 of the Merger Agreement permits the parties to amend the Merger Agreement by an instrument in writing signed by the parties hereto; and

WHEREAS, the parties hereto desire to further amend the Merger Agreement as set forth herein.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereof, and intending to be legally bound hereby, pursuant to Section 11.03 of the Merger Agreement, the parties hereto agree as follows:

AGREEMENT

SECTION 1.1          Amendments to Section 8.09(c).  Section 8.09(c) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“(c) Upon the making of the Parent Contribution by the Founding Controlling Parent Shareholders, HoldCo shall create a special equity reserve in an amount equal to the difference between the net equity book value of the Parent Shares contributed in the Parent Contribution and the value attributed by the Founding Controlling Parent Shareholders to such Parent Shares. HoldCo shall account for such special equity reserve in an amount net of any income tax liability of HoldCo that may be recognized upon the Parent Contribution, so that no expense is accounted at HoldCo as a result of such tax liability; provided that if HoldCo does not receive a formal endorsement of such accounting treatment from the CVM before the date of issuance of HoldCo’s financial statements for the fiscal year ended December 31, 2019, then HoldCo shall account for such income tax liability within the profit and loss accounts of HoldCo. HoldCo shall take any and all necessary action, including making all necessary shareholder proposals and using reasonable best efforts to obtain all necessary shareholder approvals, on or before the ordinary general meeting of shareholders that will approve the financial statements as of and for the fiscal year ended December 31, 2019, to ensure that the balance of any and all accumulated losses is absorbed against the capital reserve formed upon the Parent Contribution. The Founding Controlling Parent Shareholders shall agree to vote their shares in favor of such shareholder proposals.”

SECTION 1.2          Amendments to Section 11.02.  The first sentence of Section 11.02 of the Merger Agreement is hereby amended by (i) replacing the text “and” after the text “Article 2” with a comma and (ii) adding the text “, the agreements set forth in Section 8.09(c) and, solely to the extent related to Section 8.09(c), the agreements set forth in Section 7.12” after the text “Section 7.05”.

SECTION 1.3          Amendments to Section 11.06(a).  Section 11.06(a) of the Merger Agreement is hereby amended by adding the following text as the final sentence of such section: “Notwithstanding the foregoing, following the First Effective Time, the provisions of Section 8.09(c) shall be enforceable by holders of Company Common Stock at, or immediately prior to, the First Effective Time.”

SECTION 1.4          Additional Representations and Warranties.  Each of the parties represents and warrants that (a) this Amendment has been duly executed and delivered by such party and (b) this Amendment constitutes the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms (subject, as to enforceability, to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

SECTION 1.5          Full Force and Effect.  Except to the extent specifically amended hereby and by the First Amendment, the Merger Agreement remains unchanged and in full force and effect.  From and after the execution of this Amendment, each reference in the Merger Agreement to “this Agreement,” “hereof”, “hereunder” or words of similar import, will be deemed to mean the Merger Agreement, as amended by this Amendment and the First Amendment.

SECTION 1.6          General Provisions.  The provisions of Article 11 (Miscellaneous) of the Merger Agreement shall, to the extent not already set forth in this Amendment, apply mutatis mutandis to this Amendment, and to the Merger Agreement as modified by this Amendment and the First Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

AVON PRODUCTS, INC.

By:	/s/ Ginny Edwards
	Name:	Ginny Edwards
	Title:	Vice President, Interim General Counsel and Corporate Secretary

[SIGNATURE PAGE TO MERGER AGREEMENT AMENDMENT NO. TWO]

NATURA COSMÉTICOS S.A.

By:	/s/ Jose Antonio de Almeida Filippo
	Name:	Jose Antonio de Almeida Filippo
	Title:	Chief Financial and Investor Relations Officer

By:	/s/ Itamar Gaino Filho
	Name:	Itamar Gaino Filho
	Title:	Chief Legal Officer

NATURA &CO HOLDING S.A.

By:	/s/ Jose Antonio de Almeida Filippo
	Name:	Jose Antonio de Almeida Filippo
	Title:	Executive Officer

By:	/s/ Itamar Gaino Filho
	Name:	Itamar Gaino Filho
	Title:	Executive Officer

[SIGNATURE PAGE TO MERGER AGREEMENT AMENDMENT NO. TWO]

NECTARINE MERGER SUB I, INC.

By:	/s/ Robert Claus Chatwin
	Name:	Robert Claus Chatwin
	Title:	President

NECTARINE MERGER SUB II, INC.

By:	/s/ Robert Claus Chatwin
	Name:	Robert Claus Chatwin
	Title:	President

[SIGNATURE PAGE TO MERGER AGREEMENT AMENDMENT NO. TWO]